EXHIBIT 8

Founded in 1852 by Sidney Davy Miller	444 West Michigan Avenue Kalamazoo, Michigan 49007 TEL: (269) 381-7030 FAX: (269) 382-0244 www.millercanfield.com	michigan: Ann Arbor Detroit • Grand Rapids Howell • Kalamazoo Lansing • Monroe • Troy New York, NY Pensacola, FL Washington, DC CANADA: Windsor, ON poland: Gdynia Katowice • Warsaw

November 17, 2005
Capitol Bancorp Ltd.
200 Washington Square North, 4th Floor
Lansing, Michigan 48933
     Re: Tax Opinion Regarding Merger/Internal Revenue Code Section 368(a)(1)(A)
Ladies and Gentlemen:
     We have acted as counsel to Capitol Bancorp Ltd., a Michigan corporation (“Capitol”), in connection with the proposed statutory merger (the “Merger”) of First California Southern Bancorp, a California corporation (“First California Southern”), with and into Capitol, pursuant to which the shareholders of First California Southern will receive shares of Capitol common stock subject to the Agreement and Plan of Merger dated as of November 17, 2005, between First California Southern and Capitol (the “Merger Agreement”), in exchange for their outstanding common shares of First California Southern (“First California Southern Shares”). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger.
     In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement; and (ii) the Proxy Statement/Prospectus (the “Proxy Statement”) relating to the Merger and included in the Registration Statement of Capitol on Form S-4 (the “Registration Statement”) filed by Capitol with the Securities and Exchange Commission on November 17, 2005. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     For purposes of the opinions set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified, and upon which we are entitled to rely) contained, respectively, in certain certificates of the officers of Capitol and First California Southern. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement and applicable law, and that the facts, statements, and other information contained in the Proxy Statement relating to the Merger are true, correct, and complete in all material respects.
     The opinions set forth below are based upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect, and are further based upon the continued accuracy and completeness of the documents, certifications, and representations referred to above as of the Effective Time.
     In reliance on the assumptions and the representations referenced above, and subject to the limitations and qualifications stated herein, we are of the opinion that:
     1. The merger of First California Southern with and into Capitol will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Capitol and First California Southern will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.
     2. No gain or loss will be recognized by the shareholders of First California Southern who exchange their First California Southern common stock solely for Capitol common stock in the Merger (except with respect to cash received instead of fractional shares of Capitol common stock);
     3. The aggregate tax basis of the Capitol common stock received by First California Southern shareholders in the Merger will be the same as the aggregate tax basis of the First California Southern common stock exchanged in the Merger (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);
     4. The holding period of the Capitol common stock received by a former shareholder of First California Southern will include the holding period of shares of First California Southern common stock exchanged in the Merger; and
     5. A holder of First California Southern common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder’s adjusted basis in shares of First California Southern common stock allocable to the fractional share; such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder’s holding period in the First California Southern common stock satisfies the long-term holding period requirement.

     Our opinion is based upon the facts as they have been represented to us or determined by us as of this date. If any of the facts, representations, or assumptions on which this opinion is based is determined to be untrue or incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations, and assumptions stated herein.
     Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. No opinion is expressed herein concerning the effect of state, local, and foreign tax laws. Furthermore, no opinion is expressed herein about the tax treatment of the transaction under other provisions of the Code or the Treasury regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion, including, without limitation, the exchange of any First California Southern shares in the Merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.
     No advance ruling has been obtained from the Internal Revenue Service regarding the merger described herein. An opinion of counsel represents counsel’s best legal judgment, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Internal Revenue Service or courts will not take positions contrary to our opinion; however, we believe that the positions stated in our opinion will be sustained.
     No person other than the addressees named herein may rely on this opinion for any purpose. This opinion is solely for the benefit of the parties to whom it is addressed, and may not be relied upon by any other party, nor for any purpose other than in connection with the transaction described herein.
     A copy of this opinion is included in the Registration Statement as a document required to be filed with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Act of 1933, as amended by the Securities and Exchange Commission. Accordingly, this opinion does not constitute a “covered opinion” within the meaning of section 10.35 of Treasury Department Circular No. 230 promulgated by the United States Department of Treasury in Title 31 of the Code of Federal Regulations.
     We consent to the filing of this opinion as an exhibit to the Registration Statement filed by Capitol with the Securities and Exchange Commission for the purpose of registering Capitol’s shares under the Securities Act of 1933, as amended and to the use of our name in that portion of the Proxy Statement captioned “Material Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.
Respectfully submitted,
/s/ Miller, Canfield, Paddock and Stone, p.l.c.
Miller, Canfield, Paddock and Stone, p.l.c.